UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2022

CEVA, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49842 (Commission File Number)	77-0556376 (I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 400, Rockville, MD (Address of Principal Executive Offices)	20850 (Zip Code)

(240)-308-8328
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 per share	CEVA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Security Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

2022 Executive Bonus Plan for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

On February 14, 2022, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CEVA, Inc. (the “Corporation”) approved a 2022 Executive Bonus Plan (the “2022 Executive Plan”), effective as of January 1, 2022, for Gideon Wertheizer, the Corporation’s Chief Executive Officer, Yaniv Arieli, the Corporation’s Chief Financial Officer, and Michael Boukaya, the Corporation’s Chief Operating Officer.

The Committee believes that the 2022 Executive Plan is an important part of maintaining the overall competitiveness of the Corporation’s executive compensation program and serves as an effective device to motivate its executive officers to achieve the financial and strategic goals and objectives reflected in the Corporation’s annual operating plan, which are designed to further the creation of long-term stockholder value.

Parameters of the 2022 Executive Plan are as follows:

Weighting	Financial Target	Threshold for Receipt of Bonus	Linear Calculation Above 90% or 50% of Target	Linear Calculation above 100% of Target
40%	Specified 2022 revenue target approved by the Board (the “2022 Revenue Target”)	90% of 2022 Revenue Target	If the Corporation achieves between 90% and 100% of the 2022 Revenue Target, that percentage of the bonus amount, subject to 40% weighting, would be payable
For the 2022 Revenue Target, if the actual result exceeds 100% of the target, every 1% increase above the target, up to 110%, would result in an increase of 4% for Mr. Wertheizer and an increase of 2.5% for each of Messrs. Arieli and Boukaya, subject to 40% weighting

40%	Specified 2022 non-GAAP earnings per share approved by the Board (the “2022 EPS Target”)	90% of 2022 EPS Target	If the Corporation achieves between 90% and 100% of the 2022 EPS Target, that percentage of the bonus amount, subject to 40% weighting, would be payable
For the 2022 EPS Target, if the actual result exceeds 100% of the target, every 1% increase above the target, up to 110%, would result in an increase of 4% for Mr. Wertheizer and an increase of 2.5% for each of Messrs. Arieli and Boukaya, subject to 40% weighting

20%	Specified 2022 revenue target approved by the Board for licensing, NRE and related revenues (excluding sensor fusion chip sales) attributed to North America (the “2022 North America Target”)	50% of the 2022 North America Target	If the Corporation achieves between 50% and 100% of the 2022 North America Target, that percentage of the bonus amount, subject to 20% weighting, would be payable
If the Corporation achieves above 100% of the 2022 North America Target, every 1% increase above the target, up to 110%, would result in a 1.5% increase in bonus payable for each officer, subject to 20% weighting

Under the 2022 Plan, the target annual cash incentive award opportunities for each of Messrs. Wertheizer, Arieli and Boukaya are established as a percentage of each such executive officer's base salary for 2022. The target and maximum award opportunities for Messrs. Wertheizer, Arieli and Boukaya for 2022 are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Gideon Wertheizer	70%	110%
Yaniv Arieli	50%	75%
Michael Boukaya	50%	75%

Payment of bonuses (if any) will be made in 2022. Bonuses will be paid in cash in a single lump sum, subject to payroll taxes and tax holdings.

Due to their strategic significance, the Corporation believes that the disclosure of the 2022 Revenue Target, 2022 EPS Target and 2022 North America Target under the 2022 Executive Plan and, as applicable, the Ohana 2022 Plan discussed below, would cause future competitive harm to the Corporation and therefore are not disclosed.

The above is a description of the 2022 Executive Plan provided pursuant to Paragraph 10(iii) to Item 601 of Regulation S-K, which requires a written description of a compensatory plan when there is no formal document containing the compensation information.

2022 Incentive Bonus Plan for EVP, Worldwide Sales

On February 14, 2022, the Corporation entered into a 2022 Incentive Plan (the “Ohana 2022 Plan”) with Issachar Ohana, the Corporation’s Executive Vice President, Worldwide Sales, effective as of January 1, 2022.

In accordance with the Ohana 2022 Plan, his bonus is comprised of two components: (1) a formula using the 2022 Revenue Target multiplied by a specified commission rate, and (2) a formula using the 2022 North America Target multiplied by a specified commission rate. With regard to the first component, a commission multiplier of 1.0 is applied to the commission rate based on 0% to 100% achievement of the 2022 Revenue Target, and a commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2022 Revenue Target beyond 100%. Mr. Ohana’s bonus based on the achievement of the 2022 Revenue Target is capped at $140,000. With regard to the second component, a commission multiplier of 0.5 is applied to the commission rate based on 0% to 50% achievement of the 2022 North America Target, a commission multiplier of 1.0 is applied to the commission rate based on 50% to 100% achievement of the 2022 North America Target, and a commission multiplier of 1.5 is applied to the commission rate based on the achievement of the 2022 North America Target beyond 100%. Mr. Ohana’s bonus based on the achievement of the 2022 North America Target is capped at $35,000. In addition, Mr. Ohana is eligible to receive an additional quarterly bonus of $6,000 each if specified quarterly revenue targets based on the 2022 Revenue Target are achieved. Furthermore, Mr. Ohana is eligible to receive an additional strategic account bonus of $6,000 or $10,000 each time he successfully executes a new license agreement or integrated intellectual property services agreement, respectively, in each case meeting a certain predetermined royalty per chip and, in some cases, license fee threshold amount with a specified strategic customer. Mr. Ohana’s strategic account bonus will be capped at $42,000 in the aggregate if the Corporation fails to achieve the 2022 Revenue Target but Mr. Ohana would not be subject to any cap if the 2022 Revenue Target is achieved. The commission-based bonus is payable quarterly based on the criteria discussed above and is subject to payroll taxes and tax withholdings.

Due to their strategic significance, the Corporation believes that the disclosure of the commission rates, quarterly revenue targets, information relating to the strategic customer accounts and requisite strategic agreement terms under the Ohana 2022 Plan would cause competitive harm to the Corporation and therefore are not disclosed.

The foregoing description of the Ohana 2022 Plan is qualified in its entirety by reference to the complete text of the plan, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

2022 Equity Award to the Corporation’s Executive Officers

On February 14, 2022, the Committee granted 9,935, 5,961, 7,451 and 5,961 time-based restricted stock units (“RSU”), effective as of February 17, 2022, to each of Messrs. Wertheizer, Ohana, Arieli and Boukaya pursuant to the Corporation’s 2012 Equity Incentive Plan (the “2012 Plan”). The RSU grants vest 33.4% on February 17, 2023, 33.3% on February 17, 2024 and 33.3% on February 17, 2025.

Also, on February 14, 2022, the Committee granted 14,903, 3,974, 4,969 and 3,974 performance-based stock units (“PSUs”), effective as of February 17, 2022, to each of Messrs. Wertheizer, Ohana, Arieli and Boukaya pursuant to 2012 Plan (collectively, the “Short-Term Executive PSUs”). The performance goals for the Short-Term Executive PSUs with specified weighting are as follows:

Weighting	Goals
50%
Vesting of the full 50% of the PSUs occurs if the Corporation achieves the 2022 license, NRE and related revenue target approved by the Board (the “2022 License Revenue Target”). The vesting threshold is achievement of 90% of 2022 License Revenue Target. If the Corporation’s actual result exceeds 90% of the 2022 License Revenue Target, every 1% increase of the 2022 License Revenue Target, up to 110%, would result in an increase of 2 % of the eligible PSUs.

50%
Vesting of the full 50% of the PSUs occurs if the Corporation achieves positive total shareholder return whereby the return on the Corporation’s stock for 2022 is greater than the S&P500 index. The vesting threshold is if the return on the Corporation’s stock for 2022 is at least 90% of the S&P500 index. If the return on the Corporation’s stock, in comparison to the S&P500, is above 90% but less than 99% of the S&P500 index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on the Corporation’s stock exceeds 100% of the S&P500 index, every 1% increase in comparison to the S&P500 index, up to 110%, would result in an increase of 2% of the eligible PSUs.

Additionally, PSUs representing an additional 20%, meaning an additional 2,981, 795, 994 and 795 would be eligible for vesting for each of Messrs. Wertheizer, Ohana, Arieli and Boukaya, respectively, if the performance goals set forth above are exceeded.

Subject to achievement of the thresholds the above performance goals for 2022, the Short-Term Executive PSUs vest 33.4% on February 17, 2023, 33.3% on February 17, 2024 and 33.3% on February 17, 2025.

Salary Increases for the Corporation’s Executive Officers

Also on February 14, 2022, the Committee approved salary increases for each of the Company’s named executive officers, with Mr. Wertheizer’s monthly salary increasing from NIS 136,500 to NIS 143,325 NIS (approximately $2,095), Mr. Ohana’s salary increasing from $292,650 to $307,282 , Mr. Arieli’s monthly salary increasing from NIS 84,500 to NIS 88,725 (approximately $1,297) and Mr. Boukaya’s monthly salary increasing from NIS 68,150 to NIS 71,560 (approximately $1,047). Each of the officer’s salary was last increased in January 2018, except with respect to Mr. Boukaya, whose salary was last increased in January 2021. Approximate values are based on a conversion rate of 3.258 New Israeli Shekels per U.S. dollar on February 14, 2022.

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1†   2022 Incentive Plan for Issachar Ohana, EVP Worldwide Sales (portions of this exhibit are redacted).

104      Cover Page Interactive Data File (embedded within the Inline XBRL document).

† Indicates management compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEVA, INC.
Date: February 18, 2022
By:	/s/ Yaniv Arieli
Yaniv Arieli Chief Financial Officer